Economic Outlook

2022–2023

New Nouveau Brunswick

2022–2023 Economic Outlook

Published by:
Department of Finance and Treasury Board
Province of New Brunswick
P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1
Canada

Internet: www.gnb.ca/finance

Tuesday, March 22, 2022

Cover:
Executive Council Office, Corporate Communications (# 13675)

Translation:
Translation Bureau, Service New Brunswick

Printing and Binding:
Printing Services, Service New Brunswick

ISBN 978-1-4605-2504-3

Printed in New Brunswick

Note: Unless otherwise indicated, this document reflects data available up to and including March 1, 2022.

Think Recycling!

Global Economy

- The International Monetary Fund (IMF) projects global economic growth of 5.9% in 2021 and growth of 4.4% in 2022.

Real GDP – International


2021
2022
% Change
12
10
8
6
4
2
0
5.9
4.4
5.0
3.9
5.6
4.0
5.2
3.9
6.5
4.8
8.1
4.8
9.0
9.0
World
Advanced Economies
U.S.
Euro Area
Emerging Economies
China
India

Source: International Monetary Fund

- Emerging market and developing countries have growth projections of 4.8%, while advanced economies are forecasted to expand by 3.9% in 2022.
- The euro area economy is expected to grow 3.9% in 2022 as COVID-related restrictions ease.
- India is expected to support growth among the emerging market and developing countries, with its economy projected to expand by 9.0% in 2022, while China is expected to grow 4.8% over the same period.
- Inflation is expected to remain elevated in the mid-term. The IMF forecasts that average inflation will be higher in emerging market and developing economies (+5.9%) than in advanced economies (+3.9%).
- Growth in the world trade volume of goods and services is forecasted to rise by 6.0% in 2022, supported by continued pent-up demand and an easing of supply chain pressures.

- The emergence of new COVID-19 variants could prolong the pandemic and induce renewed economic disruptions if adverse health outcomes and mobility restrictions arise.
- Geopolitical tensions related to the Russia-Ukraine conflict could affect world trade, drive up commodity prices, put additional pressure on inflation and cut into Gross Domestic Product (GDP) growth in 2022.
- The U.S. economy is forecasted to grow by 4.0% in 2022 while facing broadening inflationary pressure. Robust consumption supported by a strong labour market is expected to drive U.S. growth, while supply disruptions and the earlier withdrawal of monetary and fiscal support will weigh on economic activity.
- Although house prices and mortgage rates are expected to rise in 2022, housing demand is expected to remain robust at 1.62 million U.S. housing starts.
- Employment growth in the U.S. is expected to reach 3.9% in 2022.

Canadian Economy

- Real GDP posted strong growth of 4.6% in 2021 as the Canadian economy bounced back in the second half of the year. Growth was supported by household and government consumption, and investment in residential structures.
- The Bank of Canada estimates the Canadian economy will expand by 4.0% in 2022. Consumption of services and increased foreign demand for domestic goods are anticipated to be important economic drivers.

Contribution to Real GDP Growth – Canada


2021
2022
Real GDP
Consumption
Business Fixed Investment
Inventories
Government
Net Exports
Housing
4.6
4.0
2.9
3.3
0.0
0.7
0.8
0.5
1.3
0.4
-1.7
-0.2
1.3
-0.7
-3
-2
-1
0
1
2
3
4
5
6
Percentage Points

Source: Bank of Canada

- By the end of 2021, the labour market had recovered and is now tightening. The number of job vacancies reached an all-time high of 912,600 in Q3 2021. These reported labour shortages will put upward pressure on wage growth and limit the ability of business to meet demand.
- Consumption is projected to lead the recovery in 2022, supported by employment gains and consumer spending of accumulated savings. Housing market activity is expected to remain high but should ease as the pandemic-related boost in demand fades, and borrowing rates increase.
- Supply constraints are estimated to have been larger, broader, and more persistent than initially anticipated, causing challenges in the face of strong demand. Supply challenges are expected to decline throughout 2022, leading to robust growth in spending and production.

Firms* with Supply Chain Bottlenecks – Canada


* Sample of approximately 100 firms
Number
45
40
35
30
25
20
15
10
5
0
13
7
12
11
3
7
8
9
11
12
17
28
19
30
34
41
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2018
2019
2020
2021
Source: Bank of Canada

- Business investment outside the oil and gas sector is projected to be robust due to strong demand, limited production capacity and the gradual easing of supply constraints. Investment in the oil and gas sector is anticipated to rise but will remain below the pre-pandemic level.
- Exports are projected to grow 1.8% in 2022, supported by solid commodity and service exports and high energy prices. The Canadian dollar is expected to average around 78 cents US for 2022.
- The Consumer Price Index (CPI) is expected to increase by 4.2% for 2022. Supply constraints, energy prices, and rebounding demand are the key factors impacting Canadian consumers' purchasing power.
- With an economy that is now operating at capacity and continued elevated levels of inflation, the Bank of Canada has begun to take steps to remove the stimulus it introduced during the pandemic and will begin a series of interest rate increases to address inflationary pressures.
- The consensus of private sector forecasters projects Canada's employment will grow by 3.2%, and the unemployment rate is expected to decrease by 1.6 percentage points to 5.8% in 2022.

Real GDP – 2022



6
4
2
0
% Change
4.9
4.2
4.0
4.0
3.5
3.1
2.6
2.4
2.4
2.3
Canada 3.8
Alta.
Sask.
Ont.
B.C.
Man.
Que.
P.E.I.
N.L.
N.S.
N.B.

Source: Average of private sector forecasts

- With the exception of Saskatchewan, all provinces are expected to see growth slow in 2022. Private sector forecasts are predicting Alberta (+4.9%) will be the growth leader. Among New Brunswick's major interprovincial trading partners, growth will be strongest in Ontario (+4.0%) and Quebec (+3.1%).

Statistical Summary - Growth Rates[1] (as of March 1, 2022)		
	2020 to 2021	
	N.B.	Canada
Population and Labour		
Total Population (July 1)	0.8	0.5
Labour Force	1.4	2.5
Employment	2.5	4.8
Unemployment Rate (%)	9.0	7.5
Participation Rate (%)	60.9	65.1
Wages and Salaries	7.5	8.9
Consumers and Housing		
Retail Trade	13.0	11.6
Consumer Price Index	3.8	3.4
Housing Starts	9.9	24.8
Business		
Manufacturing Sales	36.7	17.6
International Exports	43.1	21.5
Building Permits	21.6	25.6

[1] Per cent change unless otherwise indicated.
Source: Statistics Canada.

New Brunswick Economy

- The Department of Finance and Treasury Board estimates real GDP growth of 3.4% for New Brunswick in 2021, comparable to the latest consensus among private sector forecasters of 3.5%. Moreover, the pace of economic activity in 2021 has offset the losses experienced in 2020.
- The economic recovery, although uneven among different sectors, was well underway in 2021, driven by robust gains in population, employment, household consumption, exports, manufacturing, residential investment, income, retail sales, and the housing market.
- New Brunswick's population grew for the sixth consecutive year, up by 0.8% to 789,225 as of July 1, 2021, driven by international and interprovincial migration. Among the provinces, New Brunswick had the fourth-highest growth rate.

Components of Demographic Growth – New Brunswick


10,000
8,000
6,000
4,000
2,000
0
-2,000
Number
Natural Increase
Net Interprovincial Migration
Net International Migration
Total Growth
3,638
4,389
6,418
5,604
3,916
1,669
1,826
3,887
-801
-1,190
-1,260
-1,354
-1,782
2016 / 2017
2017 / 2018
2018 / 2019
2019 / 2020
2020 / 2021
Year ending June 30

Source: Statistics Canada

- In 2021, employment in New Brunswick stood at 360,500, a 2.5% increase over 2020, with an all-time high reached in November. Ten of the 16 major industry groups saw improved employment levels in 2021. However, the recovery was uneven across sectors, as only seven industries registered higher pre-pandemic employment levels.

- A faster-than-expected vaccination rollout, the easing of public health restrictions, and elevated savings led to an increase in consumer spending, leading to robust growth in household expenditures in the province in 2021.
- Supported by higher commodity prices and a strengthened foreign demand, merchandise exports were a bright spot for the province in 2021, up 43.1% to $14.7 billion, the highest level reported since 2012. Among the provinces, New Brunswick reported the second-strongest growth in exports in 2021, exceeded only by Alberta.
- After three consecutive years of decline, manufacturing sales picked up significantly in 2021, up 36.7% to $20.8 billion. Both non-durable (+37.6%) and durable (+33.3%) goods industries registered healthy growth, with notable increases in wood product manufacturing and seafood product preparation and packaging.
- The CPI in New Brunswick rose 3.8% in 2021, representing the highest annual increase in 30 years. Seven of the eight major components registered price hikes in 2021, led by transportation (+10.3%), shelter (+3.5%), and food (+3.4%).
- Growth in household disposable income moderated in 2021 as federal supports to households began to wind down over the course of the year.
- New Brunswick's average weekly earnings surpassed the $1,000 mark for the first time in the available data despite growth moderating to 1.5% in 2021, due to the return of lower-paid employees to the labour market. This increase, combined with employment gains, supported a strong rebound in wages and salaries in 2021, up by 7.5%.
- Driven by pent-up demand and higher prices, retail sales reached a new record level and growth rate in 2021, reporting an increase of 13.0% to $15.2 billion. Motor vehicle and parts dealers and gasoline stations were the largest contributors to growth.

- Investment in building construction set a record in 2021, increasing by 21.5% to $3.0 billion, attributed to vigorous growth of 33.2% in residential building construction, which was driven by gains in both multiple and single unit building construction. Nonetheless, growth was limited by investment in non-residential building construction, which registered a decline of 7.7% in 2021, mostly due to a dip in industrial construction.

- New Brunswick's real estate market remained vibrant in 2021 supported by strong demand, tight supply, and low borrowing rates. Home sales in New Brunswick set a new all-time high in 2021, and the province reported the largest annual increase in average home prices among provinces.

- Housing starts increased by 9.9% in 2021 to 3,829 units, the highest level since 2010, driven by gains in single-detached units and in multiple-unit construction, which set a record for the second consecutive year.

- In 2022, the Department of Finance and Treasury Board anticipates real GDP growth of 2.2%, comparable to the consensus among private sector forecasters of 2.3%.

Real GDP – New Brunswick – 2022


3
2
1
0
% Change
2.6
2.6
2.5
2.5
2.3
Average 2.3 *
2.2
2.0
1.9
RBC
TD Bank
Scotiabank
National
CIBC
NB FTB
BMO
CBoC
* Average of private sector forecasts

- New Brunswick's population is expected to increase by 0.9% in 2022, supported by a rebound in net international migration as travel restrictions ease, and the Atlantic Immigration Pilot Program is made permanent. In addition, work-from-home opportunities and relatively lower housing costs in the province are expected to support interprovincial migration in the near-term.
- Driven by stronger population growth and the further easing of public health restrictions, employment is forecasted to increase by 1.4% in 2022. However, an aging population, labour shortages, low immigration retention rates, and a high turnover rate in some sectors may continue to limit growth in the province's labour force and employment.
- Wages and salaries are anticipated to rise in 2022, supported by employment gains, an increase to the province's minimum wage, and higher public sector wages. In addition, employers dealing with high job vacancy rates and labour shortages may need to attract workers with higher compensation, adding to overall income growth. These factors are expected to push primary household income up by 4.4% in 2022 and offset the further withdrawal of COVID-19-related income support programs.

Job Vacancies – New Brunswick


Number
18,000
16,000
14,000
12,000
10,000
8,000
6,000
7,235
10,615
9,775
9,165
7,800
10,080
10,315
9,290
9,000
..
..
12,380
9,695
14,370
15,345
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2018
2019
2020
2021
.. Not available

Source: Statistics Canada

- Household consumption is projected to increase by 4.2% in 2022, due to a combination of employment and income growth, and consumer spending. Nonetheless, elevated inflation may reduce non-essential household spending.
- Investment growth in 2022 will be led by an increase in both provincial and federal government capital expenditures, the continuation of robust residential investment, more green investing, and the restart of delayed and canceled projects. However, project delays may limit growth, as the construction sector is operating at or near capacity and may be faced with ongoing labour shortages and rising input prices.
- New Brunswick's housing activity is expected to remain strong in 2022, mainly driven by healthy population growth. New Brunswick's relatively low house prices suggest that the Bank of Canada's expected interest rate hikes in 2022 may have minimal impact on housing demand and prices in the near term.
- The CPI is forecasted to grow by 3.9% in 2022, as rising commodity prices, supply chain constraints, and geopolitical conflicts around the world continue adding inflationary pressures.
- Activity in the forestry sector is forecasted to grow in 2022, supported by a robust U.S. housing market and higher-than-average market lumber prices. Nonetheless, sawmills operating at or near capacity will limit the sector's growth.
- The tourism industry is expected to see improved growth in 2022, as the return of cruise ships, the further easing of capacity constraints for businesses, and the opening of borders support increased demand.
- The fisheries and aquaculture sectors are projected to continue growing in 2022, driven by higher commodity prices and stronger demand from the food services industry in both the U.S. and Canada as further restrictions are lifted.

New Brunswick Economic Indicators Growth Rates[1], 2019 to 2026						
	2019	2020	2021	2022	2023	2024–2026
Economic Accounts *						
Gross Domestic Product (GDP)	2.4	-1.3	8.2	6.2	3.8	3.3
Household Final Consumption Expenditures	3.0	-2.2	7.4	4.2	3.3	2.8
Gross Fixed Capital Formation	-7.9	1.0	6.1	5.7	4.3	3.9
GDP (real)	1.3	-3.2	3.4	2.2	1.6	1.1
Income *						
Primary Household Income	2.6	-0.9	7.0	4.4	3.2	3.4
Household Disposable Income	2.8	7.2	0.9	2.6	2.8	3.0
Population and Labour **						
Total Population (July 1)	0.9	0.8	0.8	0.9	0.8	0.7
Labour Force	0.8	-0.6	1.4	0.8	0.6	0.4
Employment	0.8	-2.6	2.5	1.4	1.0	0.8
Unemployment Rate (%)	8.1	10.0	9.0	8.5	8.1	7.6
Participation Rate (%)	61.1	60.4	60.9	60.8	60.7	60.5
Other **						
Consumer Price Index	1.7	0.2	3.8	3.9	2.2	2.0
Housing Starts	26.1	18.7	9.9	1.7	-1.8	2.4
Retail Trade	2.1	1.0	13.0	3.0	2.3	1.6

[1] Per cent change unless otherwise indicated.
Sources: Statistics Canada and NB Finance and Treasury Board *2021–2026 **2022–2026.

- New Brunswick manufacturing and exports are forecasted to remain strong in 2022, driven by higher oil prices and a heavier demand for petroleum products as air travel picks up and more workers start moving back to offices. Further growth may be supported by rising demand and prices for forestry and seafood products. However, a stronger Canadian dollar may modestly subdue growth in exports.
- The emergence and spread of new COVID-19 variants may continue to add uncertainty and impact the recovery of hardest-hit sectors, while the Russia-Ukraine conflict also poses a downside risk to the economy.
- The development of small modular reactors, the Mactaquac Dam refurbishment project, and a new federal research centre in Moncton represent upside growth potential over the medium-term.

New Brunswick Economic Indicators

New Brunswick Annual Indicators (as of March 1, 2022)							
					% Change		
Indicators	**2018**	**2019**	**2020**	**2021**	**2018-19**	**2019-20**	**2020-21**
Labour							
Population 15 Years and Over ('000)	636.9	642.7	646.9	650.7	0.9	0.7	0.6
Labour Force ('000)	389.7	393.0	390.7	396.2	0.8	-0.6	1.4
Employment ('000)	358.4	361.1	351.6	360.5	0.8	-2.6	2.5
Full-time ('000)	306.5	306.9	299.9	304.6	0.1	-2.3	1.6
Part-time ('000)	51.8	54.2	51.7	55.8	4.6	-4.6	7.9
Goods-producing Sector ('000)	75.0	76.2	72.2	70.7	1.6	-5.2	-2.1
Services-producing Sector ('000)	283.4	285.0	279.4	289.8	0.6	-2.0	3.7
Unemployment ('000)	31.3	31.9	39.1	35.7	1.9	22.6	-8.7
Participation Rate (%)	61.2	61.1	60.4	60.9	...	...	...
Employment Rate (%)	56.3	56.2	54.4	55.4	...	...	...
Unemployment Rate (%)	8.0	8.1	10.0	9.0	...	...	...
Average Weekly Earnings ($)	912.10	941.57	996.45	1,011.12	3.2	5.8	1.5
Wages and Salaries ($M)	16,169.1	16,777.6	16,551.9	17,793.3	3.8	-1.3	7.5
Employment Insurance Beneficiaries	39,750	40,540	43,110	65,310	2.0	6.3	51.5
Consumers							
Retail Trade ($M)	13,006.4	13,285.1	13,419.0	15,166.1	2.1	1.0	13.0
New Motor Vehicle Sales (units)	41,344	41,002	34,653	37,629	-0.8	-15.5	8.6
New Motor Vehicle Sales ($M)	1,640.3	1,700.9	1,479.4	1,673.9	3.7	-13.0	13.1
Food Services and Drinking Places ($M)	1,241.8	1,274.9	1,034.8	1,194.9	2.7	-18.8	15.5
Consumer Price Index (2002=100)	134.0	136.3	136.6	141.8	1.7	0.2	3.8
Housing							
Housing Starts (units)	2,328	2,935	3,483	3,829	26.1	18.7	9.9
Residential Building Permits ($M)	491.2	570.9	767.5	1,023.5	16.2	34.4	33.4
MLS® Residential Sales (units)	8,270	9,374	10,645	13,078	13.3	13.6	22.9
MLS® Residential Sales (average price $)	174,222	178,651	197,398	248,214	2.5	10.5	25.7
Business							
Manufacturing Sales ($M)	18,490.2	18,404.1	15,192.8	20,765.5	-0.5	-17.4	36.7
International Exports ($M)	12,614.5	13,089.8	10,307.0	14,748.2	3.8	-21.3	43.1
Non-residential Building Permits ($M)	561.8	594.1	406.1	404.0	5.8	-31.6	-0.5
Industrial and Commercial ($M)	437.9	507.0	252.9	319.3	15.8	-50.1	26.3
Institutional and Governmental ($M)	123.9	87.2	153.2	84.7	-29.7	75.8	-44.7
Wholesale Trade ($M)	6,502.6	7,101.3	7,153.9	8,859.4	9.2	0.7	23.8
Farm Cash Receipts ($M)	700.7	856.6	869.2	993.0	22.3	1.5	14.2
Demographics							
Population (July 1)	770,301	777,128	783,204	789,225	0.9	0.8	0.8
Natural Increase (July 1-June 30)	-1,260	-1,354	-1,782		...	...	...
Net Migration (July 1-June 30)	8,087	7,430	7,803		...	...	...

... Not applicable

MLS® is a registered trademark of the Canadian Real Estate Association

Sources: Statistics Canada and Canadian Real Estate Association.